Exhibit 99.1

RLH SECURES NON-BINDING SALE AGREEMENT ON RED LION HOTEL

ANAHEIM FOR $23 MILLION

DENVER (September 23, 2019) — RLH Corporation (NYSE:RLH) announced that it has entered into non-binding sale agreement for its Red Lion Hotel Anaheim for $23 million in gross proceeds. The transaction, which is subject to customary contingencies, terms and closing conditions, is expected to close by year-end. The sale is part of the Company’s ongoing hotel asset disposition program.

Red Lion Hotel Anaheim is wholly owned by the Company and is not encumbered by a mortgage. Net proceeds, after broker fees and customary closing costs, will be used to repay corporate level debt and fund franchise growth opportunities. A transitionary franchise agreement is being negotiated for the hotel.

Greg Mount, Chief Executive Officer commented, “We’re pleased to announce the impending sale of Anaheim which leaves us with just 4 owned or leased assets. Market sentiment toward hotel investments have improved and we are eager to redeploy the proceeds from our sales into growing our core franchise business.”

While the Company is diligently pursuing the sales of its owned hotel assets, it can make no guarantees that the transactions will close.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no intent or obligation to publicly update or revise any forward-looking statements.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of upscale, midscale and economy hotels. The company maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com